Exhibit 3.7

RESTATED ARTICLES OF INCORPORATION OF

INTERNATIONAL LEASE FINANCE CORPORATION

A CALIFORNIA CORPORATION

The undersigned certify that:

1.  They are the President and Secretary, respectively, of INTERNATIONAL LEASE FINANCE CORPORATION, a California Corporation, with California entity number 1666861.

2.  The Articles of Incorporation of this corporation are amended and restated in full to read as follows:

FIRST: The name of the corporation is: INTERNATIONAL LEASE FINANCE CORPORATION.

SECOND: The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

THIRD: The corporation is authorized to issue only one class of shares designated as “$1.00 Par Value Common Stock.” The authorized number of shares of $1.00 Par Value Common Stock is ten billion (10,000,000,000).

FOURTH: The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law. No amendment, modification or repeal of this Article FOURTH shall adversely affect any right or protection that exists at the time of such amendment, modification or repeal.

FIFTH: The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the corporation and its shareholders.

3.  The foregoing amendment and restatement of Articles of Incorporation has been duly approved by the board of directors.

4.  The foregoing amendment and restatement of Articles of Incorporation has been duly approved by the required vote of the shareholders in accordance with Section 902 of the California Corporations Code. The $1.00 Par Value Common Stock is only class of shares of the corporation for which shares are currently outstanding. The total number of outstanding shares of of $1.00 Par Value Common Stock of the corporation is 112,771,688. The number of shares voting in favor of the Restated Articles of Incorporation equaled or exceeded the vote required. The percentage vote required was more than 50%.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

DATE: November 16, 2023

/s/ Bashir Hajjar
BASHIR HAJJAR, President

/s/ Patrick Ross
PATRICK ROSS, Secretary

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